UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750

April 12, 2011

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, May 24, 2011 at 9:00 a.m. (Central Daylight Time) at the Ramkota Hotel and Conference Center, 3200 W. Maple Avenue, Sioux Falls, South Dakota.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.  We will also report on matters of current interest to our shareholders.

Your vote helps to lower overall proxy costs and eliminates phone calls.  Whether you own a few shares or many, it is important that your shares are represented.  If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,
_______________________________
Daniel A. Rykhus
President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2011
____________________________________________________

Time	9:00 a.m. CDT on Tuesday, May 24, 2011
Place	Ramkota Hotel and Convention Center, Amphitheater II 3200 W. Maple Avenue Sioux Falls, South Dakota
Items of Business
(1) To elect seven directors.
(2) A non-binding advisory vote to approve the compensation for our executive officers disclosed in this proxy statement.
(3) A non-binding advisory vote on the preferred frequency of the non-binding advisory votes to approve our executive officer compensation.
(4) To ratify the appointment of the Independent Registered Public Accounting Firm.
(5) To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on April 5, 2011.
Annual Meeting
If you are a shareholder, please come to the Annual Meeting and present proof of ownership of our stock at the registration table.  The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy
Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.  You may submit your proxy:

(1) over the Internet;
(2) by telephone; or
(3) by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 12, 2011.

              By Order of the Board of Directors,

              Thomas Iacarella
              Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held May 24, 2011
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financials.cfm

PROXY STATEMENT TABLE OF CONTENTS
PAGE
General	1
Voting Securities and Proxies	1
Ownership of Common Stock	2-3
Election of Directors	4-5
Say on Pay	6
Say When on Pay	6
Ratification of Auditors	7
Board of Directors and Committees	8-9
Corporate Governance	9-11
Non-Management Director Compensation	12
Executive Compensation	13-26
Compensation Discussion and Analysis	13-18
Compensation Committee Report	19
Equity Compensation Plan Information	19
Summary Compensation Table	20-22
Grants of Plan Based Awards in Fiscal 2011	23
Outstanding Equity Awards at Fiscal 2011 Year-end	24
Option Exercises in Fiscal 2011	24
Potential Payments on Termination or Change-in-Control	25-26
Independent Registered Public Accounting Firm Fees	27
Audit Committee Report	28
Other Matters	29

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota  57117-5107

Annual Meeting of Shareholders to be held
May 24, 2011

0BUGENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of  Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Tuesday, May 24, 2011, at 9:00 A.M. (C.D.T.) at the Ramkota Hotel and Convention Center, Amphitheater II, 3200 West Maple Avenue, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 12, 2011.  Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting or by such shareholder giving a valid proxy bearing a later date.  Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy.  Only shareholders of record at the close of business on April 5, 2011 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

21BUVOTING SECURITIES AND PROXIES

The Company has outstanding only one class of voting securities, Common Stock $1.00 par value, of which 18,078,906 shares were outstanding as of the close of business on the Record Date.  Shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Meeting.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. If you vote for all nominees, one vote per share will be cast for each of the seven nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy “FOR” and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 700 votes for a single nominee, apportion 100 votes for each of nine nominees or apportion 700 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the internet.

In the election of directors, the seven director nominees who receive the highest number of votes will be elected as directors.  In the advisory vote on our executive compensation and the vote to ratify the appointment of the independent registered public accounting firm, the approval requires the affirmative vote of a majority of the votes cast.  A shareholder that is present or represented by proxy at the Meeting and who “abstains” with respect to such a  proposal is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote will not be considered present and entitled to vote on this proposal.  In the advisory vote on the preferred frequency of advisory votes on executive officer compensation, a plurality of the votes cast will determine the preferred frequency of the advisory votes.  In other words, the alternative of every one year, two years or three years that receives the most votes will be the frequency preferred by the shareholders.

OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company’s common stock as of the Record Date by: (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company’s Board of Directors, and (iii) all executive officers and directors as a group.

Name of beneficial owner	Stock units Vested	Shares beneficially owned		Percent of class
David R. Bair		35,258	(1)	*

Anthony W. Bour	6,554	55,122	(12,13)	*

Matthew T. Burkhart		6,285	(2)	*

David A. Christensen	3,338	379,256	(3,12)	2.1

Thomas S. Everist	3,338	12,200	(12)	*

Mark E. Griffin	3,338	98,980	(4,12)	*

James D. Groninger		24,786	(5)	*

Conrad J. Hoigaard	3,338	75,000	(12)	*

Thomas Iacarella		125,303	(6)	*

Kevin T. Kirby	2,611	10,000	(12)	*

Marc E. LeBaron	-	1,000		*

Cynthia H. Milligan	4,576	6,124	(12)	*

Barbara K. Ohme		34,354	(7)	*

Daniel A. Rykhus		56,513	(8)	*

Lon E. Stroschein		1,300	(9)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		2,377,700	(10)	13.2

Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158		2,327,717	(11)	12.9

All executive officers, directors and nominees as a group (15 persons)		921,481	(12,14)	5.1
__________________________
*   Less than 1%

(1)Includes 9,250 shares that may be purchased within 60 days by exercise of outstanding options.

(2)Includes 4,338 shares that may be purchased within 60 days by exercise of outstanding options.

(3)Includes 183,354 shares owned by his wife, as to which he disclaims beneficial ownership.

(4)Includes 79,996 shares held by the John E. Griffin Trust, of which Mark E. Griffin is co-trustee, and 8,152 shares held as custodian for a minor child.

(5)Includes 11,875 shares that may be purchased within 60 days by exercise of outstanding options.

(6)Includes 15,008 shares that may be purchased within 60 days by exercise of outstanding options.

(7)Includes 7,025 shares that may be purchased within 60 days by exercise of outstanding options.

(8)Includes 15,270 shares that may be purchased within 60 days by exercise of outstanding options.

(9)Includes 850 shares that may be purchased within 60 days by exercise of outstanding options.

(10)Data based on Schedule 13G filed by the shareholder with the SEC on February 14, 2011,  in which the shareholder stated:  “These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 2,140,300 shares,…) which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities;  however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

(11) Data based on Schedule 13G filed by the shareholder with the SEC on February 14, 2011.

(12) Does not include non-voting vested Stock Units held by the Deferred Compensation Plan for Directors.

(13) Includes 33,952 shares held in a series of grantor annuity trusts for the benefit of Mr. Bour and his adult children and 21,170 shares held in irrevocable trusts for the benefit of his adult children.  Mr. Bour is a co-trustee of the Children’s Trusts.

(14)Includes 63,616 shares that may be purchased within 60 days by exercise of outstanding options.  Also includes 183,354 shares held by spouses of officers and directors, as to which beneficial ownership is disclaimed.

ELECTION OF DIRECTORS
Proposal No. 1

Director Nominees and Qualifications. Seven directors are to be elected at the Meeting, each director to serve until the next Annual Meeting of Shareholders. Mr. Christensen and Mr. Hoigaard are retiring from the Board on May 24, 2011.  All of the nominees listed below (except Mr. LeBaron) are now serving as directors and all of the nominees have agreed to serve.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds within the Company, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined according to Nasdaq listing standards.

As described below under “Corporate Governance – Nominations to the Board of Directors”, in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual’s experience, character, integrity and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company’s business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community, and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee’s description below includes information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Anthony W. Bour (73) 1995 Independent Director
Mr. Bour has been President and Chief Executive Officer of Showplace Wood Products, Harrisburg, SD since 1999. Showplace is a manufacturer of custom cabinetry, serving the North American market and sourcing raw materials worldwide.  He is a director of U.S. Bank of South Dakota, Sioux Falls, SD. Mr. Bour has over 30 years of experience as CEO of a manufacturing company located in the Company’s home state, along with extensive knowledge of manufacturing and distribution issues. In addition, Mr. Bour directly supervises the CFO of Showplace, and has an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert.”

Thomas S. Everist (61) 1996 Independent Director
Mr. Everist was named Chairman of the Board of the Company on April 1, 2009.  He is President and Chief Executive Officer of The Everist Company, Sioux Falls, SD.  He was President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, from 1987 to 2002.  These companies mine and produce construction materials including aggregate, concrete and asphalt. He brings a strong understanding of production and logistical operations. He is a director of MDU Resources, Bismarck, ND, a publically traded energy and utility company, where he chairs the Compensation Committee. Mr. Everist brings demonstrated success in business and leadership skills, serving as president and chairman of his companies, headquartered in the Company’s home state, for over 20 years.

Mark E. Griffin (60) 1987 Independent Director
Mr. Griffin has been President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986.  Lewis Drugs is a regional retail department and drug store chain. He is a board member of the National Association of Chain Drug Stores. He is also President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD. Mr. Griffin brings over 20 years of experience as a CEO of a significant retail business and a real estate company, among other businesses, in the Company’s home community. Not only does he bring extensive operations, marketing and distribution experience, but he also has a valuable perspective on local issues involving real estate, work force and other matters.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Kevin T. Kirby (56) 2007 Independent Director
Mr. Kirby has been the President of Kirby Investment Corporation, Sioux Falls, SD since 1993. He is also Chairman of Twelve-step Living Corporation, a non-profit organization. He was the Executive Vice President and Treasurer of Western Surety Company from 1979 to 1992. In this position he developed an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert”. He was elected a Director of the Company in 1989 and resigned his position in 2001. From 1993-2001 he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007. Mr. Kirby brings to the Board over 30 years of expertise in corporate finance and investment management, as well as an insurance background and provides a valuable risk management perspective.

Marc E. LeBaron (56) Nominee Independent Director
Mr. LeBaron has been Chairman/CEO of Lincoln Industries in Lincoln, NE since 2001.  Lincoln Industries is a supplier of products requiring high performance metal finishing.  He has served on the Board of Directors of Ballantyne Strong, Inc. since 2005.  He serves on Ballantyne’s Audit Committee, Compensation Committee and Nominating and Governance Committees.  He is also a director of Assurity Security Group, Inc., Lincoln, NE.  Mr. LeBaron brings his experience as the CEO of a Midwestern ISO certified manufacturer, recognized as one of the best places to work in America.  His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge which qualify him to serve as director.

Cynthia H. Milligan (64) 2001 Independent Director
Mrs. Milligan is Dean Emeritus of the College of Business Administration University of Nebraska-Lincoln.  She was Dean from 1998 until her retirement in 2009. She has been an adjunct professor at Georgetown University Law College and the University of Nebraska College of Law. She was the Director of Banking and Finance for the state of Nebraska from 1987 to 1991, supervising several hundred financial institutions. This experience has given her an understanding of accounting principles, internal controls and audit committee functions; as a result she is considered an “audit committee financial expert”.  She is a Director of Wells Fargo and Co., San Francisco, CA; and Calvert Funds, Bethesda, MD. She serves on the Audit, Governance Committee and Corporate Responsibility Committees at Wells Fargo and chairs the Credit and the Risk Committees. Mrs. Milligan’s educational and governmental background provides valuable business, regulatory and legal insights to the Board.

Daniel A. Rykhus (46) 2008 Not Independent
Mr. Rykhus was named President and Chief Executive Officer on August 20, 2010 and had been Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology Division from 1998 through 2009, growing the division’s sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. He serves on the boards of the Washington Pavilion and Sioux Empire Junior Achievement, in Sioux Falls, SD.  The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company, which dates back to 1990. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified.  If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU ALL NOMINEES.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)
Proposal No. 2

The Company’s executive compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program and stock options to achieve these goals, with a focus on tying compensation to corporate performance. Raven’s record financial performance and strong growth this year matches well with the changes in executive pay. When Raven had a weak year in fiscal 2010, executive compensation was sharply lower. Raven shareholders have seen, over the past five years a $100 investment grow to $174.50, compared to $124.67 for the S&P 1500 Industrial Machinery or $114.00 for the Russell 2000 indexes. The company has managed the transition to a new CEO with no significant disruption. The Compensation and Discussion Analysis that begins on page 13, explains our compensation programs in more detail.

At the annual meeting, the shareholders will be given the opportunity to vote for or against a non-binding resolution to approve the compensation of the named executive officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding executive compensation contained in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. For the reasons described above, the Board recommends that shareholders vote to approve the executive compensation of the Company.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 2.

ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES (SAY WHEN ON PAY)
Proposal No. 3

The Board is asking for shareholder preference as to the frequency of future advisory votes on the compensation of our named executive officers (the say-on-pay vote described above in Proposal No. 2). Raven is required by Section 14A of the Securities Exchange Act of 1934 to include a say-on-pay vote in proxy statements for our annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say-on-pay vote. Proposal No. 3 asks whether the say-on-pay vote should occur every year, every two years or every three years.

Our Board of Directors has determined that an annual say-on-pay vote is the most appropriate alternative at this time. In formulating its recommendation, our Board of Directors considered that an annual advisory say-on-pay vote will allow our shareholders to provide us with their direct input on our executive compensation as disclosed in the proxy statement every year and will be most useful to the Board. Accordingly, the Board of Directors recommends that you vote for an annual say-on-pay vote.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory say-on-pay vote preferred by shareholders. Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering how frequently to seek a say-on-pay vote of shareholders in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROVIDING SHAREHOLDERS AN ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS EVERY YEAR under Proposal No. 3.

URATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 4

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2012. While it is not required to do so, our Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are not expected to be at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 4.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four regular quarterly meetings during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee and a Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.

Governance Committee.
Members:	Cynthia H. Milligan (Chair) Anthony W. Bour David A. Christensen Thomas S. Everist Mark E. Griffin Conrad J. Hoigaard Kevin T. Kirby

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:
The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors.  It met three times in fiscal 2011. The Committee is also responsible for assessing the Board’s effectiveness.  It has established policies regarding shareholder communications with the Board, nominations and related party transactions which are available on the Company’s website, www.ravenind.com.

Charter:	The Charter is available on Raven’s website, www.ravenind.com.

Audit Committee.
Members:	Anthony W. Bour (Chair) Kevin T. Kirby Cynthia H. Milligan

Independence and Financial Expertise:
The Board  has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.  The Committee members also meet the independence requirements of Nasdaq listing standards and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934.

Responsibilities:
The Audit Committee monitors the company’s procedures for reporting financial information to the public.  It held two meetings in fiscal 2011.  In addition, there were four quarterly conference calls with management, the independent registered public accounting firm, the committee chair and any committee members who were available to discuss results for the quarter and the company’s earnings release draft.  It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm.  The Committee reviews the scope of the annual audit.  It also reviews related reports and recommendations and preapproves any non-audit services provided by such firm.  The Committee maintains open lines of communication with the Board of Directors,  Raven’s financial management and the independent registered public accounting firm.  See the “Audit Committee Report” on page 28.

Charter:	The charter is available on Raven’s website, www.ravenind.com.

Personnel and Compensation Committee.
Members:	Mark E. Griffin (Chair) David A. Christensen Thomas S. Everist Conrad J. Hoigaard Kevin T. Kirby

Independence, Insiders and Interlocks:
All of the Committee members meet the independence requirements of Nasdaq listing standards.  Mr. Christensen is the former President and Chief Executive Officer of the Company and joined the Committee after his retirement. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company’s Compensation Committee or Board of Directors during fiscal 2011.

Responsibilities:
The Committee reviews the Company’s executive remuneration policies and practices, and makes recommendations to the Board in connection with  compensation matters affecting the Company.  It held four meetings in fiscal 2011.  Compensation matters concerning the Chief Executive Officer and the other executives of the Company were approved by the full Board in executive session, with the Chief Executive Officer excused.  See the “Compensation Committee Report” on page 19.

Charter:	The charter is available on Raven’s website, www.ravenind.com.

CORPORATE GOVERNANCE

Leadership Structure. Raven has kept the CEO and Chairman positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and Shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.

The Board does not have a firm policy as to whether the position of the Chair and the position of the CEO should be separate and intends to preserve the freedom to decide what is in the best interests of the company at any point of time. However, the Board does strongly endorse the concept of one of the outside directors being in a position of leadership for the rest of the outside directors.

Nominations to the Board of Directors. The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. The Governance Committee will consider timely presented nominations from shareholders if candidates are qualified.

     Current directors whose performance, capabilities and experience meet the Company’s expectations and needs are typically nominated for reelection. In accordance with Raven’s Corporate Governance Standards, directors are not re-nominated after they reach their 75th birthday.

    The size of the Board should be between seven and eleven members, with a majority being independent members as defined by the Securities and Exchange Commission and the Nasdaq Stock Market. The Company’s lawyers, investment bankers and others with business links to the Company may not become directors. Interlocking directorships are not allowed.

     Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:

●	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company’s business;

●	Directors who will form a balanced core of business executives with varied expertise;

●	Directors who have substantial experience outside the business community — in the public, academic or scientific communities, for example; and

●	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a director, the Governance Committee should be guided in general by the composition guidelines established above and, in particular, by the following:

●	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

●	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
●	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;
●	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

●	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company’s bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described in Proposal No. 1. Shareholders wishing to recommend a candidate for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the first day of February.

Risk Oversight. The Board provides oversight as to how management runs the business, including management’s approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management matters in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk when evaluating the integrity of Raven’s financial statements. The role of the audit process and internal control systems in monitoring and controlling risk are also reviewed by the Audit Committee. The Personnel and Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top”. This Committee also considers the structure of the Company’s compensation plans and how they might affect risk tolerance. The Governance Committee considers risk when determining the Board leadership structure, nominating Directors and evaluating Board performance. These Committees, which all consist solely of independent Directors, are empowered to perform independent investigations of Corporate matters, should the need arise. The full Board reviews legal matters, credit risks, and insurance coverage at least annually with management.  The Board also considers the risk implications of Raven’s business strategies, including its acquisition strategy, along with its execution of those strategies, as the Board monitors overall Company performance.

Code of Ethics. The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers and all employees of the Company.  The Code of Conduct is available on Raven’s website at www.ravenind.com.

Certain Relationships and Related Transactions.  Mrs. Milligan is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides transfer agent and registrar services, and borrowings to the Company under a line of credit.  The terms of the services and credit line were considered by management competitive with other resources generally available to the Company.  There were no borrowings under the credit line in fiscal 2011.  As of April 5, 2011, Raven has no borrowings, and $1.3 million of letters of credit outstanding, under the line of credit.

Raven has adopted a written policy governing related party transactions.  Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm’s length transaction with an unrelated third party.  Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000.  A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of  more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii).  The policy is available on Raven’s website at Hwww.ravenind.comH.  The Company’s relationship with Wells Fargo is reviewed annually under this policy.

Board Diversity. The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance – Nominations to the Board of Directors” above.  The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.  Raven does not have a formal Board Diversity policy.

Communications with the Board of Directors.  The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company's  website, Hwww.ravenind.comH.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To insure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:

Raven Industries, Inc.
Attention: Board Communications – (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107

The Corporate Secretary's Office will collect and organize all such communications.  A summary of communications received will be periodically provided to the Company’s Governance Committee, who will make the final determination regarding the disposition of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company's behalf subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns and positions into consideration.

NON-MANAGEMENT DIRECTOR COMPENSATION

During fiscal 2010, directors who were not full-time employees of the Company were paid a retainer fee of $20,000 plus $1,200 for each regular board meeting and $600 for each telephonic or committee meeting. The Chairman of the Board received $1,200 per month in lieu of meeting fees. The Audit Committee Chair received $2,000 annually for quarterly audit updates and other duties.

Directors received a Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the “Deferred Stock Plan”) approved by the shareholders on May 23, 2006. Directors receive an automatic grant of Stock Units every year in an amount equal to the amount of the cash retainer divided by the closing stock price on the date of the annual meeting. Retainers may also be deferred under this plan. Under the Deferred Stock Plan, amounts are deferred until retirement, or a later date upon the election of the director. Deferred payouts under the Deferred Stock Plan are paid in Raven common stock.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)

Thomas S. Everist	34,400	20,000	-	54,400
Anthony W. Bour	30,400	20,000	-	50,400
David A. Christensen	29,000	20,000	-	49,000
Mark E. Griffin	29,000	20,000	-	49,000
Conrad J. Hoigaard	29,000	20,000	-	49,000
Kevin T. Kirby	30,200	20,000	-	50,200
Cynthia H. Milligan	28,400	20,000	-	48,400

(1)	Mr. Bour deferred $20,000 of his retainer into Stock Units under the Deferred Stock Plan.

(2)	Represents 572.08 fully vested Stock Units valued at $34.96 per Unit, the price of Raven common shares on the date of the Award, May 25, 2010.

(3)	Does not include perquisites and benefits, which totaled less than $10,000 for each director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Raven’s executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors, is intended to be simple, focused on a few key performance metrics and balanced between:

•	employees, managers and executives
•	long-term and short-term objectives
•	financial and stock performance
•	cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program and stock options to achieve these goals, with a focus on tying compensation to corporate performance.  Retention of top talent and achievement of corporate objectives measure the effectiveness of our compensation plan.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning. We believe that these programs are more effective than compensation alone for optimizing talent utilization and executive development.

Raven’s financial performance for the year ended January 31, 2011 included record sales, record net income, 12.9% return on sales, 22.6% return on average assets and 30.4% return on beginning shareholders equity. Sales were up 32% and net income rose 42%. These results indicated the strength of Raven in a year of management change. They came on the heels of fiscal 2010 cash preservation and cost containment strategies that enabled management to reinvest across the company and return $34 million to shareholders while maintaining substantial liquidity and a strong capital base.

Raven’s performance drove overall executive compensation levels higher because incentive payments were tied to the improved profitability of the company and the company achieved most of its financial goals. Other significant changes in compensation levels related to the retirement of our President and Chief Executive Officer in August 2010 and the promotion of Raven’s Executive Vice President to that position.

Objectives of the Company’s Executive Compensation Program

Alignment with Shareholder Interests
Our compensation program is designed to motivate and reward Raven’s executives to achieve the short and long-term goals that we believe will enhance shareholder value.  The short-term goals are embodied in our annual budget.  These include income targets, productivity goals, working capital utilization and expense control.  The goals are set to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance.  Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long-term.  Raven’s long-term objectives include growing sales and net income and efficiently utilizing invested capital.

Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 20 (the “Named Executives”) average 19 years experience with Raven. We believe that promotion from within and length of tenure at every level of the organization enhances productivity and reduces compensation cost.

Internal Equity and Competitiveness
Raven believes in internal equity and that having competitive compensation policies are critical to talent retention and recruiting. We review executive pay to prevent it from being out of line when compared to the other key managers and employees, both inside Raven and externally.  We recognize the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Raven’s growth strategy and compensation philosophy will be difficult to sustain if management turnover is high and we are required to recruit from outside Raven to fill key positions.

Role of Management, the Personnel and Compensation Committee and Consultants

Our President and Chief Executive Officer recommends executive compensation to the Personnel and Compensation Committee (the “Committee”) for approval annually. The Committee approves executive salaries, benefits and stock option grants. The Committee’s decisions regarding the compensation of our President and Chief Executive Officer are made in executive session. Management and the Committee do not use compensation consultants because we believe the benchmarking information developed internally gives the Committee sufficient information to make compensation decisions.

Benchmarking

Executive compensation historically was driven by taking the compensation levels for non-executive employees and extrapolating to key employees and ultimately the executive team and the Named Executives. In preparation for the transition to a new Chief Executive Officer that occurred in August 2010, the Committee and the Former Chief Executive began a process of looking outside Raven for additional input into these decisions. During fiscal 2011, the Committee undertook a benchmarking process which examined the compensation levels at 15 industrial and technology companies, including Raven. This peer group consists of industrial and technology companies, mainly of comparable size to Raven and mainly located in the Midwest. The Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The analysis indicated that reported total compensation for the Former Chief Executive Officer placed 10th in this group. Results for the CFO were similar. Salary surveys were used to help confirm these results for other executives.  Raven has tried to maintain compensation in the middle of the relevant range for positions and intends to continue this practice. Therefore, based on the additional information gathered in the review, Raven anticipates its executive compensation of the new CEO and other executives will rise over an extended period at a faster rate than industry averages in order to reach median levels.

The peer group approved by the Compensation Committee is identified below:

(In millions)
Company Name	Revenue*

Alamo Group Inc.	$ 446.5
Badger Meter Inc.	$ 250.3
Communications Systems, Inc.	$ 109.8
Daktronics, Inc.	$ 393.2
EMS Technologies, Inc.	$ 360.0
Gorman Rupp Co.	$ 266.2
II-VI, Inc.	$ 345.1
K Tron International, Inc.	$ 190.8
Lindsay Corp.	$ 336.2
MTS Systems Corp.	$ 408.9
Nortech Systems. Inc.	$ 79.9
Sun Hydraulics Corp.	$ 97.4
Universal Electronics, Inc.	$ 317.6
VSE Corp.	$ 1,014.6

*	Represents fiscal year revenue reported through June 2010

Components of the Company’s Executive Compensation Program

Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience and potential. The salaries of their peers and subordinates inside and outside the Company were considered when setting salary levels.  The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

Management has observed that over the past few years, as it has had to recruit for management and executive talent on a nationwide basis, the Raven salary scale is becoming compressed. Executive salaries at Raven appear to have fallen behind national competition. Our peer group analysis confirms this. Salaries for all of the Named Executives were increased in the fiscal year ended January 31, 2011 (fiscal 2011) over fiscal 2010 levels. While the Committee has not committed to future salary adjustments and believes that increasing at risk compensation, such as management incentives and stock options, will mitigate this issue, it will continue to closely monitor this situation. The salary increases for the individual Named Executives are discussed under “Executive Compensation for the Named Executives” below.

Management Incentive Plan
The management incentive plan is intended to pay the Named Executives when they achieve the annual financial objectives of their operations, which are established before the beginning of the fiscal year through the budget process. Incentive payments for the named executives range from 50 to 70% of annual base salary, which is designed to put a sizable portion of the Named Executives’ cash income at risk if annual objectives are not achieved.

Incentive payments for the retiring Chief Executive Officer, the new CEO and the Chief Financial Officer in fiscal 2011 were based on achieving net income, expense control and inventory turn objectives. Income based incentives were set to begin when income exceeded $27,800,000 and, for Mr. Rykhus, were designed to result in a payment of 34% of base salary at budgeted net income of $30,320,000 and the maximum payment at the high end of the range ($32,000,000 for 2011), which would result in an incentive payment for Mr. Rykhus of 57% of his base salary.  Mr. Rykhus was also entitled to additional incentive compensation of up to 5% of his base salary if the Company met certain expense control objectives and up to 5% if inventory turn objectives were met. Mr. Rykhus’ maximum total incentive payout based on all of these factors was 67% of his salary. This was a proration of a 60% plan as Executive Vice President and a 70% plan as CEO. Mr. Rykhus’ incentive was based on criteria similar to Mr. Moquist’s incentive package as retiring CEO. Mr. Moquist could receive up to 70% of his base salary as an incentive. As incentive plans were being drafted at the beginning of the year, the Committee decided to establish Mr. Moquist’s incentive on his base salary for the entire year, given his active involvement in the plans leading to Raven’s performance in fiscal 2011. Mr. Iacarella’s incentive was based on criteria similar to Mr. Rykhus and Mr. Moquist, and his maximum total payout for fiscal 2011 was 60% of salary with 30% payable at the budgeted level of net income.

The other Named Executives were responsible for specific business units. Their incentives were based on achieving objectives for their respective operating units. Operating unit objectives included levels of operating income net of a charge for working capital utilization, and productivity improvements. Messrs. Bair, Burkhart and Groninger, as Divisional Vice Presidents could have had a maximum payout of 50% of base salary for fiscal 2011. The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal 2011 for the Named Executives” below.

Incentive payments are based on formulas defined and documented at the beginning of Raven’s fiscal year. Income based formulas are usually set so that if budgeted results are achieved, the income based incentive would pay about 60% of maximum payout levels. In fiscal 2011, this guideline was used.  However, in fiscal 2010 because lower results were expected, payouts at budgeted levels were generally a lower percentage of the maximum payout. The Committee approves the incentive payments, which are usually paid in March of each year. The ranges are intended to be challenging yet achievable, with the maximum level intended to be difficult to achieve. The table included in footnote (6) to the Summary Compensation Table shows the level of payouts based on the various objectives for the past three fiscal years. None of the Named Executives received a total payout of 60% of the maximum in all three years. Looking forward, in fiscal 2012 the incentive plans will focus on actual growth rather than budgeted targets, with 90% of the incentive maximums being paid for achieving income growth of 12%. The Committee believes this will better tie pay to actual performance levels of the company, improve the Company’s budgeting process and avoid payouts during down years.

Stock Options and Stock Awards
Stock options and awards of company shares are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The regular option grants are made annually at the fourth quarter Committee meeting, vest in equal installments over four years and expire in five years. The Committee and management believe that the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven’s success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.

The Committee grants options to executives and key employees based on the size of their base salary and their importance to Raven’s success. Historically, the fair value of each grant was intended to approximate 35-75% of the Named Executive’s salary. However, given the number of relatively new executives and the reduction of overall management holdings in Raven stock due to retirement, the Committee decided that increasing the option grants would better align management with shareholder interests and help close the compensation gap with the peer group. The option grant fair values for the annual grant ranged from 40-150% of base salary. In addition, Mr. Rykhus received a 25,000 share option upon his promotion to President and Chief Executive Officer to help increase his equity stake in Raven and alignment with shareholder interests.

Raven’s stock options have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The option agreements require one year of service after the grant of a stock option before the retirement provision of the option can be invoked. The Committee believes that the retirement provision encourages executives to remain with Raven or, in certain instances, to give additional notice before retiring. The Committee believes the retirement provision has facilitated discussions with Mr. Moquist regarding his retirement and succession planning.

Raven has a policy requiring executives to retain 50% of the “net profit shares” obtained via stock option or award.  Our executives are strongly encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 2 of this proxy statement under the caption “Ownership of Common Stock.”

All Other Compensation
We provide other benefits to executives, which we believe to be reasonable, competitive and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 7 to the Summary Compensation Table. The 401(k) and profit sharing benefits are essentially the same as all other Raven employees receive. Life insurance benefits to the Former Chief Executive Officer and the Chief Financial Officer reflect the Company’s continuing commitment under an estate planning program we no longer make available to new executives. The Former Chief Executive Officer had use of a Company provided automobile. Raven also provides supplemental health and wellness benefits available to its executives to encourage a healthy lifestyle. To the extent insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Post-termination Compensation and Benefits
Raven has employment agreements with each Named Executive, which provides for a 30-day notice period before termination and outlines the employment benefits discussed under “All Other Compensation” above and retirement benefits. The purpose of the benefits is to attract and retain seasoned executives, rewarding their long-term commitment to Raven. Retirement benefits, available when the sum of the employee’s age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above.

Raven uses dual-trigger “Change in Control” severance agreements to protect it from the loss of executive talent during a Change in Control. Upon a change in control, positions held by the Named Executives may be at risk. By providing a cash benefit of one or two times salary and incentive payments if executives are terminated, the Committee believes that, in the event of a Change in Control, the agreements would maintain stability within its executive group during what could be a potentially turbulent time.

Executive Compensation for Fiscal 2011 for the Named Executives

Chief Executive Officer
Mr. Rykhus was named Raven’s President and Chief Executive officer as of August 20, 2010. Prior to that date he was our Executive Vice President. His fiscal 2011 total compensation of $1,226,862 reflected his promotion. His salary increased from $207,500 in fiscal 2010 to $213,800 as of February 1, 2010, $325,000 as of August 20, 2010 and $400,000 as of April 1, 2011. His compensation also includes an additional grant of 25,000 stock options valued at $275,750 given in recognition of his promotion, which is not expected to be repeated. The significantly improved performance of the company increased Mr. Rykhus’ incentive payments from $20,750 last year to $162,804. In fiscal 2011, the Company achieved net income of $40.5 million against a budgeted $30.3 million and the top payout level of $32.0 million; therefore the payment for his income based incentive was maximized at $150,950. Inventory turn objectives were not achieved and expense control objectives were partially achieved. Total incentive payouts for fiscal 2011 of $162,804 were 61% of base salary. This payment was 92% of the maximum under his incentive plan. In fiscal 2010, he received a $20,750 payout based on Electronic System Division results.  Overall, he received 17% of the maximum payment available under his management incentive plan in fiscal 2010. He received the maximum available income-based incentive in fiscal 2009 based on the outstanding performance by the Applied Technology Division, of which he was Division Manager in fiscal 2009. In fiscal 2012, his incentive plan maximum will increase to 100% of his salary to be more consistent with CEOs at other companies. His regular option grant was 30,000 shares.

Chief Financial Officer
Mr. Iacarella is our Chief Financial Officer. His total compensation of $525,839 increased by 67% in fiscal 2011 due primarily to higher incentive plan payments and increased stock option awards. His objectives under the incentive plan were similar to Mr. Rykhus’. Overall, he received 91% of the maximum payment available under his management incentive plan compared to 12% in fiscal 2010 and 60% in fiscal 2009. His base salary increased by 3%, which was slightly higher than the Company-wide rate of increase. He received a grant of 12,000 stock options.

Vice President Electronic Systems Division
Mr. Bair heads the Electronic Systems Division. His total compensation increased by 25% due primarily to higher stock option awards.  In fiscal 2011 the Electronic Systems Division achieved $8.5 million of operating income after capital charges. The budget for the division was $6.9 million, at which level he would have received a $21,686 payout, and he maximized his profit incentive at an $82,704 payout, because operating income after capital charges was greater than the maximum payout level of $7.6 million. Productivity improvement objectives were not achieved. Overall, he received 96% of the maximum payment available under his management incentive plan. In fiscal 2010 he received 86% of the maximum based on income and productivity improvements. He received no incentive payment in fiscal 2009 because the division recorded lower operating results and did not meet its other objectives under the plan. His base salary increased by 3%, which was slightly higher than the Company-wide rate of increase. He received a grant of 8,000 stock options.

Vice President Applied Technology Division
Mr. Burkhart heads the Applied Technology Division and has since February 1, 2009. His total compensation increased by 79% due to higher incentive payments and stock options. In fiscal 2011 the Applied Technology Division reported $29.3 million of operating income after capital charges. The budget for the division was $25.8 million, at which level he would have received a $38,266 payout.  He maximized his profit incentive at an $81,600 payout, because operating income after capital charges was greater than the maximum payout level of $27.8 million. Productivity improvement objectives were not achieved. Overall, he received 96% of the maximum payment available under his management incentive plan. He received an incentive payment of $8,250 in fiscal 2010 because the division improved its inventory turns. His base salary increased by 3%, which was slightly higher than the Company-wide rate of increase. He received a grant of 12,000 stock options.

Vice President Engineered Films Division
Mr. Groninger heads the Engineered Films Division. His total compensation increased by 82% due to higher incentive payments and stock options. In fiscal 2011 the Engineered Films Division reported $17.9 million of operating income after capital charges. The budget for the division was $9.7 million, at which level he would have received a $17,535 payout.  He maximized his profit incentive at an $84,192 payout, because operating income after capital charges was greater than the maximum payout level of $10.8 million. Productivity improvement objectives were also achieved. Overall, he received the maximum payment available under his management incentive plan. He received no incentive payment in fiscal 2010 or 2009 because the division recorded lower operating results and did not meet its other objectives under the plan. His base salary increased by 3%, which was slightly higher than the Company-wide rate of increase. He received a grant of 12,000 stock options.

Former Chief Executive Officer
With 35 years of service at Raven, Mr. Moquist retired as our President and Chief Executive Officer on August 20, 2010. His total fiscal 2011 compensation of $540,840 increased by $13,146 from the level in fiscal 2010 as a result of higher incentive pay, partially offset by a partial year’s pay and no equity grants in fiscal 2011. His compensation also includes retirement benefits received by him in fiscal 2011. These benefits were delivered under Raven’s employment agreement with Mr. Moquist. They included vacation pay, the vesting of stock options and tax payments related to vested postretirement benefits. His retirement gift was valued at $10,000, reflecting gratitude for his long successful career at Raven. His objectives under the incentive plan were similar to Mr. Rykhus’. Overall, he received 90% of the maximum payment available under his management incentive plan compared to 7% in fiscal 2010 and 59% in fiscal 2009. His incentive payments were made based on his full-year salary of $350,000 because the Committee believed it was appropriate to compensate Mr. Moquist for the success of the fiscal 2011 business plan as well as his succession plan. His base salary increased by 5.5%. Other than the vesting of his stock options upon retirement, valued at $10,360, he received no stock options or other equity compensation in fiscal 2011.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2011 proxy statement.

Submitted by the Personnel and Compensation Committee of the Company’s Board of Directors:

Mark E. Griffin    David A. Christensen    Thomas S. Everist    Conrad J. Hoigaard    Kevin T. Kirby

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the number of securities authorized for issuance under Raven’s equity compensation plans as of January 31, 2011.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	471,884	$34.73	362,109
Equity compensation plans not approved by security holders	----	----	----
Total	471,884	$34.73	362,109

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
			(4)	(5)	(6)	(7)
Daniel A. Rykhus (1)	2011	264,767	-	771,260	162,804	28,031	1,226,862
President and	2010	207,500	-	99,290	20,750	29,591	357,131
Chief Executive Officer	2009	183,500	-	75,952	100,925	26,620	386,997

Thomas Iacarella	2011	194,400	-	198,204	105,754	27,481	525,839
Vice President and	2010	188,700	-	87,443	9,058	29,693	314,894
Chief Financial Officer	2009	185,000	-	75,952	66,067	28,746	355,765

David R. Bair	2011	172,300	-	132,136	82,704	21,733	408,873
Division Vice President	2010	167,300	-	67,698	71,939	21,087	328,024
Electronic Systems Division	2009	164,000	-	59,792	-	21,095	244,887

Matthew T. Burkhart (2)	2011	170,000	-	198,204	81,600	23,264	473,068
Division Vice President	2010	165,000	-	73,904	8,250	17,664	264,818
Applied Technology Division

James D. Groninger	2011	175,400	-	198,204	87,700	25,309	486,613
Division Vice President	2010	170,300	-	75,596	-	22,152	268,048
Engineered Films Division	2009	167,000	-	67,064	-	21,741	255,805

Ronald M. Moquist (3)	2011	262,950	-	-	221,480	56,410	540,840
Former President and	2010	331,500	144,240	-	15,912	36,042	527,694
Chief Executive Officer	2009	325,000	134,805	-	134,232	48,594	642,631

(1)
Mr. Rykhus was named President and Chief Executive Officer on August 20, 2010, prior to that date he was Executive Vice President and during fiscal 2009 he was also the Division Manager of the Applied Technology Division.

(2)	Mr. Burkhart was named General Manager of the Applied Technology Division on February 1, 2009 and Division Vice President on February 1, 2010.

(3)
Mr. Moquist retired on August 20, 2010. Compensation in this table includes payments for vested vacation, incentives related to fiscal year 2011 performance and benefits paid through January 31, 2011. Retirement benefits for Mr. Moquist are described under "Potential Payments on Termination or Change in Control" on page 25.

(4)
Mr. Moquist received a grant of 4,800 shares on December 4, 2009 and 5,500 shares of Company stock on December 5, 2008 in lieu of stock options. These shares were valued at the closing market price, $30.05 and $24.51, respectively.

(5)
Amounts shown reflect the aggregate fair value of awards granted during the year. Assumptions used in the calculation of this amount are included in Note 11 on pages 41 and 42 of the Company's Annual Report on form 10-K.

(6) The following table describes the basis for payments under the annual management incentive plan.

Name and Business Unit	Fiscal year	Income	Expense control	Inventory turns	Productivity improvements	Total non-equity incentive plan compensation

Daniel A. Rykhus - Entire Company	2011	150,950	11,854	-	N/A	162,804
Divisional and Entire Company (a)	2010	20,750	N/A	N/A	N/A	20,750
Applied Technology	2009	91,750	N/A	-	9,175	100,925

Thomas Iacarella	2011	97,200	8,554	-	N/A	105,754
Entire Company	2010	-	9,058	-	N/A	9,058
	2009	54,967	11,100	-	N/A	66,067

David R. Bair	2011	82,704	N/A	N/A	-	82,704
Electronic Systems	2010	66,920	N/A	-	5,019	71,939
	2009	-	N/A	-	-	-

Matthew T. Burkhart	2011	81,600	N/A	N/A	-	81,600
Applied Technology	2010	-	N/A	8,250	-	8,250

James D. Groninger	2011	84,192	N/A	N/A	3,508	87,700
Engineered Films	2010	-	N/A	-	-	-
	2009	-	N/A	-	N/A	-

Ronald M. Moquist	2011	203,000	18,480	-	N/A	221,480
Entire Company	2010	-	15,912	-	N/A	15,912
	2009	116,682	17,550	-	N/A	134,232

(a) In 2010, Mr. Rykhus' incentive compensation was based on the performance of the Entire Company (33%), the Applied Technology Division (50%) and the Electronic Systems Division (17%). In 2009, incentives were solely based on Applied Technology results.

(7)  The following table describes key components of the All Other Compensation column in the Summary Compensation Table.

	Fiscal year	Retirement benefit and profit sharing plans (a)	Life insurance premiums	Supplemental health benefits (b)	Other fringe benefits (c)	Tax reimbursement on taxable fringe benefits	Total all other compensation
Name
Daniel A. Rykhus	2011	11,992	678	9,265	2,694	3,402	28,031
	2010	10,135	451	12,908	1,000	5,097	29,591
	2009	9,123	377	9,332	3,304	4,484	26,620

Thomas Iacarella	2011	9,747	5,627	5,813	2,454	3,840	27,481
	2010	8,514	5,571	7,632	2,233	5,743	29,693
	2009	7,240	4,295	5,687	6,107	5,417	28,746

David R. Bair	2011	11,500	871	6,613	1,000	1,749	21,733
	2010	5,818	785	10,555	1,000	2,929	21,087
	2009	5,404	761	9,399	1,900	3,631	21,095

Matthew T. Burkhart	2011	8,819	312	10,359	1,000	2,774	23,264
	2010	7,005	267	8,021	1,000	1,371	17,664

James D. Groninger	2011	8,693	828	11,715	1,000	3,073	25,309
	2010	5,919	801	11,448	1,000	2,984	22,152
	2009	5,490	506	8,672	3,517	3,556	21,741

Ronald M. Moquist	2011	29,029	-	3,031	10,438	13,912	56,410
	2010	15,522	1,680	3,109	14,641	1,090	36,042
	2009	12,807	11,515	2,847	14,321	7,104	48,594

(a) Represents the safe-harbor base and matching contributions under the Company's 401(k) plan. This amount is either contributed to the plan or paid as additional salary depending on IRS limitations.

Also includes cash payments under the Company's Profit Plus plan which is paid equally to every employee, regardless of salary. The amounts under this plan were $500 in fiscal 2009, $250 in fiscal 2010 and $1,800 in fiscal 2011.

For Mr. Moquist, includes the value of postretirement benefits recieved in fiscal 2011. Mr. Moquist was not elegible for the Profit Plus Plan in fiscal 2011.

(b) Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company's Senior Executive Officer and Senior Manager benefit policies.

(c) Includes, for Mr. Moquist, the leased value of a Company provided automobile, approximately $750 per month.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2011

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Type of Award	Grant Date	Threshold	Target	Maximum
			($)	($)	($)	(#)	($/Share)	($)
	(1)							(3)
Daniel A. Rykhus	MIP	2/1/2010	26,940	106,734	177,890
	SO	8/20/2010				25,000	30.97	275,750
	SO	11/30/2010				30,000	44.40	495,510

Thomas Iacarella	MIP	2/1/2010	11,664	69,984	116,640
	SO	11/30/2010				12,000	44.40	198,204

David R. Bair	MIP	2/1/2010	3,446	21,687	86,150
	SO	11/30/2010				8,000	44.40	132,136

Matthew T. Burkhart	MIP	2/1/2010	3,400	38,266	85,000
	SO	11/30/2010				12,000	44.40	198,204

James D. Groninger	MIP	2/1/2010	3,508	17,535	87,700
	SO	11/30/2010				12,000	44.40	198,204

Ronald M. Moquist	MIP	2/1/2010	42,000	147,000	245,000

(1)		Type of award: MIP - Management Incentive Plan; SO - Stock Option.

(2)
These columns represent the range of payouts under three scenarios. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved for every component of the incentive. The targeted amounts would be paid if the performance was at the level budgeted by the Company for fiscal year 2011. Maximum payouts assume beyond budgeted performance and are capped at the amounts shown. Actual amounts paid are outlined in note 6 of the Summary Compensation Table on page 20.

(3)
Option awards reflect the Black-Scholes values of $11.28 as of 8/20/10 and $16.52 as of 11/30/10 used for expensing options in the Company's income statement. All awards vest in equal installments over 4 years and expire after 5 years. The option price may be paid in cash or by the delivery of shares of the Company's common stock, valued at the market price on the date of the option exercise.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

	Option Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
		(#)	(#)	($)
		Exercisable	Unexercisable

Daniel A. Rykhus	11/20/2006	7,200	-	28.01	11/20/2011
	11/19/2007	4,800	1,600	34.50	11/19/2012
	12/5/2008	4,700	4,700	24.51	12/5/2013
	12/4/2009	2,200	6,600	30.05	12/4/2014
	8/20/2010	-	25,000	30.97	8/20/2015
	11/30/2010	-	30,000	44.40	11/30/2015

Thomas Iacarella	11/20/2006	7,500	-	28.01	11/20/2011
	11/19/2007	4,800	1,600	34.50	11/19/2012
	12/5/2008	4,700	4,700	24.51	12/5/2013
	12/4/2009	1,938	5,812	30.05	12/4/2014
	11/30/2010	-	12,000	44.40	11/30/2015

David R. Bair	11/19/2007	4,050	1,350	34.50	11/19/2012
	12/5/2008	3,700	3,700	24.51	12/5/2013
	12/4/2009	1,500	4,500	30.05	12/4/2014
	11/30/2010	-	8,000	44.40	11/30/2015

Matthew T. Burkhart	11/19/2007	-	300	34.50	11/19/2012
	12/5/2008	2,700	2,700	24.51	12/5/2013
	12/4/2009	1,638	4,912	30.05	12/4/2014
	11/30/2010	-	12,000	44.40	11/30/2015

James D. Groninger	11/20/2006	1,625	-	28.01	11/20/2011
	11/19/2007	4,425	1,475	34.50	11/19/2012
	12/5/2008	4,150	4,150	24.51	12/5/2013
	12/4/2009	1,675	5,025	30.05	12/4/2014
	11/30/2010	-	12,000	44.40	11/30/2015

Ronald M. Moquist	11/19/2007	8,850	2,950	34.50	11/19/2012

	(1) All options vest in equal installments over 4 years and expire after 5 years.

OPTION EXERCISES IN FISCAL 2011

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)
Daniel A. Rykhus	6,800	38,284

Thomas Iacarella	7,000	39,410

David R. Bair	11,700	147,651

Matthew T. Burkhart	900	12,294

James D. Groninger	11,075	83,042

Ronald M. Moquist	27,000	298,310

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurred on January 31, 2011, except that for Mr. Moquist the data is as of August 20, 2010, his retirement date. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options, which would vest upon a change in control or retirement for the Named Executives, as they would vest for all of Raven’s other key employees. For Mr. Moquist, all amounts included in the table below are also included in the Summary Compensation Table on page 20.

Termination other than for a change in control is governed by employment agreements with the executives. These agreements require 30 days written notice before termination can occur. They also have retirement provisions that, if the executive’s years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Messrs. Rykhus, Moquist and Iacarella, 3.5% for others) of the executive’s highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Messrs. Rykhus, Moquist and Iacarella, the benefits are “grossed-up” for income tax purposes. Other than Mr. Moquist, none of the Named Executives was eligible for retirement benefits at January 31, 2011. In the event of an executive’s death, the benefits available to the surviving spouse would be limited to vested retirement benefits.

Raven has Change in Control agreements with the Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven’s assets.

For the executives to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination (an adverse change in the officer’s status or compensation). The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee’s annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Rykhus and Iacarella, or 1.0 for others. The executive also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee’s age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

Potential Payments upon Termination or Change in Control

		Lump-sum benefits			Annual Benefits (1)
Name	Type of Separation	Salary and Incentives	Value of Unvested Stock Options	Total Lump-sum Benefits	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Maximum Annual Benefits
		($)	($)	($)	($)	($)	($)	($)
					(2)	(3)	(3)
Daniel A. Rykhus	Without Cause	27,083	-	27,083	-	-	-	-
	For Cause	-	-	-	-	-	-	-
	Retirement	-	-	-	-	-	-	-
	Change in Control	923,000	732,619	1,655,619	14,432	42,757	23,023	80,212

Thomas Iacarella	Without Cause	16,200	-	16,200	-	-	-	-
	For Cause	-	-	-	-	-	-	-
	Retirement	-	-	-	-	-	-	-
	Change in Control	528,768	261,212	789,980	11,386	30,015	16,162	57,563

David R. Bair	Without Cause	14,358	-	14,358	-	-	-	-
	For Cause	-	-	-	-	-	-	-
	Retirement	-	-	-	-	-	-	-
	Change in Control	223,990	201,375	425,365	14,432	8,925	-	23,357

Matthew T. Burkhart	Without Cause	14,167	-	14,167	-	-	-	-
	For Cause	-	-	-	-	-	-	-
	Retirement	-	-	-	-	-	-	-
	Change in Control	221,000	183,719	404,719	14,432	8,806	-	23,238

James D. Groninger	Without Cause	14,616	-	14,616	-	-	-	-
	For Cause	-	-	-	-	-	-	-
	Retirement	-	-	-	-	-	-	-
	Change in Control	228,020	233,581	461,601	14,432	9,209	-	23,641

Ronald M. Moquist	Retirement 8/20/10 (4)	10,000	10,360	20,360	15,036	48,443	26,085	89,564

(1)	Annual benefits would begin at age 65 for active executives. They would continue until the last to die of the executive or spouse.

(2)	Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.

(3)	Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

(4)
Mr. Moquist retired on August 20, 2010. Mr. Moquist's retirement benefits paid during fiscal 2011 are also included in the Summary Compensation Table, along with tax reimbursement related to the future value of taxable benefits, which was taxable currently. This amount was $7,803. The value of unvested stock options was computed as of August 20, 2010.

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm during fiscal 2011. The Company’s Audit Committee has engaged PricewaterhouseCoopers LLP to perform the annual audit and three quarterly reviews in fiscal 2012. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2011 and 2010 are presented in the following table:

	2011	2010
Audit (1)	$352,500	$343,500
Audit related (2)	750	5,000
Tax services (3)	15,207	15,950
Total Fees	$368,457	$364,450

All items included in the above fee summary were subject to Audit Committee pre-approval.  Such approval was obtained from the Committee or the Chair of the Committee prior to services performed and/or billing of services.

(1)	Total fees for the financial statement audit were in accordance with the respective engagement letters and include timely quarterly reviews. Billings for out-of-pocket expenses are not included.

(2)	Audit related billings include review of the company’s S-8 filing and consultation regarding the comment letter from the SEC covering the company’s fiscal 2009 filings.

(3)	Tax services include the review of corporate income tax filings and consultation related to its Canadian subsidiary.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter.  A copy of this charter is available on the Company’s website, www.ravenind.com.  The Audit Committee selects the independent registered public accounting firm.  The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for Raven’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”).  The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that as of January 31, 2011, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, as amended, Communications with Audit Committees, and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements.

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm’s independence. The Audit Committee also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Anthony W. Bour    Kevin T. Kirby   Cynthia H. Milligan

OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934.  Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended January 31, 2011, all officers, directors and ten-percent shareholders complied with the filing requirements of Section 16(a).

Solicitation.  The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation.  Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses.  Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone or other means of communication.

40BProposals of Shareholders.  Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company’s 2012 annual meeting must submit such proposal in writing to President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, by December 14, 2011.  Shareholder proposals received after December 14, 2011, will not be included in the Company’s proxy statement relating to the 2012 annual meeting.  Additionally, if Raven receives notice of a shareholder proposal after February 27, 2012, such proposal will be considered untimely under Rules 14a-4 and 14a-5(e), and the persons named in the proxies solicited by the Board of Directors for the Company’s 2012 Annual Meeting may exercise discretionary voting power with respect to such proposal.  Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights.  It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others.  However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Raven Industries, Inc.
Thomas Iacarella
Secretary

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 4, and 1 Year for Item 3.

1. Election of directors:	01 Anthony W. Bour	05 Marc E. LeBaron	☐	Vote FOR	☐	Vote WITHHELD
	02 Thomas S. Everist	06 Cynthia H. Milligan		all nominees		from all nominees
	03 Mark E. Griffin	07 Daniel A. Rykhus		(except as marked)
04 Kevin T. Kirby

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right. )

▼     Please fold here – Do not separate      ▼

If you wish to cumulate votes, please indicate your votes in the space that follows: ________________________________________________

2. To approve in a non-binding advisory vote the compensation of our executive officers disclosed in the proxy statement.		☐ For	☐ Against	☐ Abstain
The Board of Directors recommends a vote for 1 year:
3. To approve, by a non-binding advisory vote, the preferred frequency of advisory votes on executive compensation.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as
the Company’s independent registered public accounting firm for the		☐ For	☐ Against	☐ Abstain
Company’s current fiscal year.
5. Upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.
Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2011
9:00 a.m.

RAMKOTA HOTEL AND CONFERENCE CENTER
3200 W. Maple Avenue
Sioux Falls, SD

Raven Industries, Inc. Box 5107 Sioux Falls, SD 57117-5107	proxy

This proxy is solicited on behalf of the Board of Directors.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 4, and 1 year(s) for Item 3.

By signing the proxy, you hereby appoint Thomas S. Everist and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on April 5, 2011, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 24, 2011, and at any adjournments thereof.

NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	+
INTERNET	PHONE	MAIL
www.eproxy.com/ravn	1-800-560-1965	Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
24 hours a day, 7 days a week,	vote your proxy 24 hours a day,	postage-paid envelope provided.
until 12:00 p.m. (CT) on	7 days a week, until 12:00 p.m. (CT)
May 23, 2011.	on May 23, 2011.

If you vote by Phone or Internet, please do NOT mail your Proxy Card.